Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
          We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Pre-Effective Amendment No. 1 to Form S-3 No. 333-140867) and related Prospectus of Innovo Group Inc. for the registration of 10,051,318 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2007, with respect to the consolidated financial statements and schedule of Innovo Group Inc. included in its Annual Report (Form 10-K and Amendment No. 1 on Form 10-K/A) for the year ended November 25, 2006, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 2, 2007